                                October 31, 1996*




David Heidecorn
Chief Financial Officer
Alarmguard, Inc.
125 Frontage Road
Orange, Connecticut  06477

Re: $60,000,000 Converting Revolving Credit Facility

Dear Mr. Heidecorn:

      We are pleased to advise you that, subject to the terms and conditions set forth herein, Bank of Boston Connecticut ("BKBCT") hereby commits to extend a $60,000,000 converting revolving credit facility on the terms and conditions set forth herein. The proposed credit facility will be extended by BKBCT, The First National Bank of Boston and/or its affiliates (collectively, "FNBB") and other banks and financial institutions acceptable to BKBCT, FNBB and you (BKBCT, FNBB and such other financial institutions being collectively referred to herein as the "Lenders"), with BKBCT serving as the agent for the Lenders (BKBCT being referred to in such capacity as the "Agent"). Based upon our discussions and on the financial statements, projections and other business and financial information which you have provided to us, this letter, and the accompanying Schedule of Principal Terms and Conditions, sets forth the principal terms and conditions on which BKBCT has committed to extend the proposed credit facility.

      While the Schedule of Principal Terms and Conditions sets forth the principal terms and conditions of the proposed credit facility, you should understand that BKBCT reserves the right to propose additional or modified terms and conditions which will not materially change or modify the terms and conditions set forth in this letter and the Schedule of Principal Terms and Conditions; provided, that such additional terms and conditions are mutually agreeable to BKBCT and you. In addition, neither this letter nor the Schedule of Principal Terms and Conditions purports to set forth all of the representations, warranties, covenants, events of default, conditions precedent, definitions and other terms which will be contained in the definitive loan and security documentation for the proposed credit facility or which will need to be satisfied prior to the closing thereof; provided, however, that in any event, such definitive documentation and conditions must be satisfactory in form and substance to BKBCT, you and our respective legal counsel.

*As amended by the letter agreement between the Bank of Boston Connecticut and Alarmguard, Inc. dated March 5, 1997

David Heidecorn
October 31, 1996
Page 2


      As set forth above, you acknowledge that BKBCT anticipates syndicating a portion of the proposed credit facility to one or more banks and financial institutions acceptable to BKBCT, FNBB and you although BKBCT hereby acknowledges that it will hold for its own account at least $20,000,000 in respect of the committed credit facility. You hereby agree that your approval of any such proposed banks and financial institutions shall not be unreasonably withheld or delayed. To this end, you hereby agree to assist BKBCT in commencing and concluding a timely syndication (both before and after any closing of the proposed credit facility) which is acceptable to BKBCT. You hereby acknowledge that BKBCT expects to commence the syndication process upon your acceptance of this letter and that your assistance therein shall include, but not be limited to, direct communication and attendance at meetings, arranged by BKBCT, by your senior officers and managers, significant shareholders, legal counsel, accountants and other representatives with representatives of participating banks and financial institutions, provision of information regarding your present and projected business operations and financial condition, and response to questions and inquiries regarding such business operations and financial condition. In addition, you hereby agree to promptly provide, or cause your legal counsel, accountants or other advisors to provide, to us, upon request, but subject to appropriate confidentiality protections, with any and all business and financial information deemed necessary or appropriate by us to commence and conclude the syndication process, including, but not being limited to, all information prepared or obtained by you in connection with the transactions of which the proposed credit facility is intended to constitute a part.

      You hereby acknowledge and agree that BKBCT, with your cooperation as aforesaid, shall manage all aspects of the syndication process, including, but not being limited to, decisions as to the banks and financial institutions to be offered the opportunity to participate in the proposed credit facility, the timing and manner of any such offer (including any titles or roles), when commitments from any such offerees will be accepted, which commitments will be accepted from such offerees (provided that such offerees are reasonably acceptable to you as aforesaid), the final allocation of commitments and commitment percentages, the voting rights of participating banks and financial institutions and the allocation or distribution of fees and, further, that BKBCT shall have the right, on your behalf, to accept commitments from any such offerees. You further acknowledge and agree that, if BKBCT deems it advisable or appropriate in order to ensure a successful syndication, that BKBCT may propose to you that the structure, amount and terms and conditions of the proposed credit facility be changed or modified as aforesaid.

      You hereby represent and warrant that (i) all written business and financial information that has been or will be provided to us or the Banks by you or your legal counsel, accountants or other representatives in connection with the proposed credit facility is and will be, when considered as a whole, complete and correct in all material respects as of the date of delivery thereof and, to your knowledge, all financial information (other than financial projections which are the subject of clause (ii) below) so provided fairly presents in all material respects the

David Heidecorn
October 31, 1996
Page 3


financial condition, as of the date(s) thereof, results of operations, for the periods covered thereby, of the entities covered thereby and (ii) all financial projections so provided for any such entities that have been or will be prepared in good faith based upon assumptions deemed reasonable by you at the time of preparation but which themselves do not constitute a guarantee or representation or warranty about future performance. You hereby acknowledge and agree to revise and update any such business and financial information or projections from time to time in order to ensure that the foregoing representations and warranties remain true in all material respects. You hereby acknowledge that BKBCT and the Banks shall be employing and relying upon the foregoing information and projections without any independent verification thereof.

      You further agree (i) to pay all fees which are the subject of our separate fee letter to you of even date herewith (the "Fee Letter"), (ii) that all reasonable fees, costs and expenses incurred by us in connection with this letter and the Schedule of Principal Terms and Conditions, the proposed credit facility, the syndication thereof and our continuing due diligence in connection therewith (including, without being limited to, attorney's fees and expenses, compliance examinations and other related fees, costs and expenses) shall be paid by you whether or not the proposed credit facility proceeds to a closing and (iii) to indemnify and hold BKBCT, the Lenders and their respective shareholders, directors, agents, officers, employees, subsidiaries and affiliates harmless from and against any and all damages, losses, obligations, payments, liabilities, claims, actions or causes of action, fees or expenses (including legal fees) and other matters incurred, sustained or paid by BKBCT or the Lenders in connection with or as a result of the proposed credit facility or the other transactions contemplated by this letter, except to the extent that any of the foregoing matters result from the gross negligence or willful misconduct of BKBCT, the Lenders or any other indemnified party.

      This letter, the Schedule of Principal Terms and Conditions and the Fee Letter are for your confidential use only and that you shall not disclose the same prior to your acceptance thereof to any person (including any other bank or financial institution in competition with BKBCT for the extension of the proposed credit facility) other than (i) your officers, employees, legal counsel and accountants; (ii) your other advisors to the extent that their review thereof is necessary to permit you to accept this letter; (iii) by applicable law and (iv) as necessary to complete the contemplated merger transaction with Triton.

      You hereby acknowledge and agree that you may not assign this letter, and any attempted assignment shall be null and void and without legal effect.

      Any amendments to this letter or the Schedule of Principal Terms and Conditions must be in writing and signed as to acceptance by BKBCT and you.

      No delays on the part of BKBCT or the Lenders in exercising any of their rights under this letter shall operate as a waiver thereof.

David Heidecorn
October 31, 1996
Page 4


      This letter, the Schedule of Principal Terms and Conditions and the Fee Letter constitute the entire obligation and agreement of BKBCT, supersede all prior agreements or understandings, whether written or oral, relating to the proposed credit facility, and no covenant, promise, agreement, waiver, representation or undertaking of any kind, whether written or oral, not specifically set forth herein shall be binding upon BKBCT or the Lenders.

      This letter shall automatically terminate at BKBCT's option and BKBCT and the Lenders shall not be obligated to extend the proposed credit facility if:

            a. You shall fail to accept and return this letter, the Schedule of Principal Terms and Conditions and the Fee Letter by November 18, 1996;

            b. You shall fail to close the proposed credit facility on or before April 15, 1997;

            c. You shall fail to satisfy or meet any of your obligations set forth in this letter relative to the provision of information or cooperation in the syndication process; or

            d. Any of the following events shall occur: (i) there is a material misstatement in or omission from the written information, projections or other materials which have been or will be provided to us for our review, (ii) there shall be, in our judgment, a material adverse change in your ability to perform your obligations to BKBCT and the lenders in respect of the proposed credit facility and (iii) there shall be a material change in governmental regulation or policy affecting us or you prior to the closing of the proposed credit facility.

      This letter and the proposed credit facility shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

      This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, constitute one and the same agreement.

      If the foregoing is acceptable to you, please indicate your acceptance thereof in the space provided below and return this letter, the Schedule of Principal Terms and Conditions and the Fee Letter to my attention at the address set forth below.

                                        Very truly yours,

                                        BANK OF BOSTON CONNECTICUT

David Heidecorn
October 31, 1996
Page 5


                                        By: /s/ Roger J. Roche, Jr.
                                           ----------------------------
                                           Roger J. Roche, Jr.
                                           Its Director


      This letter and the accompanying Schedule of Principal Terms and Conditions are accepted and agreed to this 18th day of November, 1996.

                                        ALARMGUARD, INC.



                                        By: /s/ David Heidecorn
                                           ----------------------------
                                           David Heidecorn
                                           Its Chief Financial Officer

                   SCHEDULE OF PRINCIPAL TERMS AND CONDITIONS
                            (AS OF OCTOBER 31, 1996)

      1. BORROWER. Alarmguard, Inc. ("Alarmguard") and all subsidiaries of Alarmguard, whether now existing or hereinafter formed or acquired (the "Subsidiaries"). Alarmguard and the Subsidiaries are sometimes referred to in this Schedule of Principal Terms and Conditions individually, collectively or jointly and severally, as the "Borrower".

      2. COMMITMENT. BKBCT will commit to extend the Facility (as hereinafter defined) on a fully underwritten basis. BKBCT shall serve as syndication, administrative and documentation agent.

      3. CAPITALIZED TERMS. All capitalized terms used but not otherwise defined in this Schedule of Principal Terms and Conditions shall have the meanings ascribed to such terms in the commitment letter of even date herewith of which this Schedule of Principal Terms and Conditions is a part.

      4. THE CREDIT FACILITY.

            a. Type. A revolving line of credit converting to a term loan (the "Facility").

            b. Amount. The lesser of $60,000,000 or the Borrowing Base (as hereinafter defined).

            c. Borrowing Base. Loans, advances and other extensions of credit under the Facility shall be limited to an amount equal to 22.5x the Borrower's "Recurring Monthly Revenue" or "RMR" (as hereinafter defined as "Absolute Rate"). For purposes hereof, the term "Absolute Rate" shall mean, for any period, the aggregate amount of revenues from customer contracts between the Borrower and its customers (i) for regular and ongoing monitoring and maintenance services, (ii) for the leasing of equipment related thereto and (iii) for other similar ongoing services (excluding revenues from contracts between the Borrower and its customers relating to installation charges or other one-time charges), to the extent that such Absolute Rate is calculated by the Borrower in accordance with its historic procedures therefor.

            d. Multi-Use Facility. The Facility will be a multi-use credit facility providing for direct loans and advances, documentary and stand-by letters of credit and other extensions of credit acceptable to the Agent and the Lenders at all times prior to the Conversion Date (as hereinafter defined); provided, however, that the issuance of letters of credit shall be limited to $1,000,000.00 and the issuance of stand-by letters of credit shall be in the sole and absolute discretion of the Agent and the Lenders.

            e. Conversion Date. The Facility shall convert from a revolving line of credit to a term loan two (2) years following the Closing Date (as hereinafter defined)(the "Conversion Date"); provided, however, that letters of credit shall expire no later than thirty (30) days prior to the Maturity Date (as hereinafter defined).

            f. Maturity. Five (5) years following the Conversion Date (the "Maturity Date"), at which time all outstanding principal, accrued and unpaid interest and any other amounts due to the Agent and the Lenders shall be immediately due and payable.

            g. Closing Date. The Facility shall be closed in full compliance with the terms and conditions set forth in this Schedule of Principal Terms and Conditions no later than April 15, 1997 (the "Closing Date").

            h. Repayment. Following the Conversion Date, the outstanding principal amount of the Facility as of the Conversion Date shall be repaid in equal, consecutive quarterly installments in an amount equal to the following percentages of such principal amount during each of the following years:

         Amount of Quarterly                       Year After Conversion Date
         Payment as a Percentage

                  3.75                                           1
                  5                                              2
                  5                                              3
                  5                                              4
                  6.25                                           5

            i. Mandatory Prepayments. In addition to scheduled quarterly payments of principal, the Borrower shall make mandatory prepayments in respect of the outstanding principal amount of the Facility as follows:

                  a. Proceeds from the issuance of any additional indebtedness (other than certain permitted indebtedness).

                  b. 50% of the Borrower's Excess Cash Flow (as defined by mutual agreement of the Agent and the Borrower on the Closing Date) following the Conversion Date.

                  c. Proceeds from the sale of properties and assets outside of the ordinary course of business in excess of $100,000.00 per year of

                        RMR unless such proceeds are reinvested in RMR within 120 days of the date of any such sale.

                  Any such prepayments shall be applied to the Facility in inverse order of maturity and shall not be subject to any prepayment penalty or premium (although the Borrower shall be obligated to pay any costs associated with the early termination of Eurodollar Loans (as hereinafter defined)).

            j. Use of Proceeds. The proceeds of loans, advances and other extensions of credit under the Facility shall be used to retire existing indebtedness of the Borrower to banks and other financial institutions, to finance Permitted Acquisitions (as hereinafter defined), to pay amounts to Security Systems Holdings, Inc. ("SSH") to be used to retire certain subordinated indebtedness and to pay certain transaction costs related to the Merger (as hereinafter defined), to promote the Direct Marketing Program (as hereinafter defined) in an amount not to exceed $12,500,000 and to support the Borrower's ongoing working capital requirements.

            k.    Security. See Section 7.

            l. Facility Fee. The Borrower shall pay a facility fee equal to one-half of one percent per annum (1/2%) of the average daily unused portion of the Facility. The facility fee shall be payable monthly in arrears.

            m. Letter of Credit Fees. The Borrower shall pay the customary fees and commissions charged by the Agent in connection with the issuance, renewal, drawing or amendment of, or other service relating to, any letters of credit.

            n. Assignments & Participations. Usual and customary for transactions of this type and size. Each Lender may assign all or a portion of its loans and commitments under the Facility, or sell participations therein to another person or persons, provided that each such assignment shall be in a minimum amount of $5,000,000 and shall be subject to certain conditions, including but not limited to, the approval of the Borrower (prior to the occurrence of an event of default) and the Agent, such approvals not to be unreasonably withheld.

      5. INTEREST RATE. All or a portion of the Facility may bear interest, at the option of the Borrower, at a floating rate equal to the Adjusted Base Rate (as hereinafter defined) plus the Base Rate Margin (as hereinafter defined) ("Base Rate Loans") or at a rate equal to the Adjusted Eurodollar Rate (as hereinafter defined) quoted for maturities of 1, 2, 3 or 6 months plus the Eurodollar Margin (as hereinafter defined) for loans and advances in integral multiples of $100,000 ("Eurodollar Loans").

            The term "Adjusted Base Rate" means the greater of (i) the rate of interest announced from time to time by FNBB at its head office as its Base Rate or (ii) the Federal Funds Effective Rate plus one/half of one percent per annum (rounded upwards, if necessary, to the next one/eighth of one percent).

            The term "Adjusted Eurodollar Rate" means a rate per annum determined by FNBB pursuant to the following formula:

            AER = [  IOR   ] *
                  [1.00 - RP]

            AER = Adjusted Eurodollar Rate
            IOR = Interbank Offered Rate
            RP  = Reserve Percentage

      * The amount in brackets shall be rounded upwards, if necessary to the next higher 1/100 of 1%.

            Where:

      "Interbank Offered Rate" means the rate of interest determined by FNBB to be the prevailing rate per annum at which deposits in U.S. dollars are offered to FNBB by first-class banks in the interbank market in which it regularly participates on or about 10:00 a.m. (Boston time) two business days before the date of the requested Eurodollar loan in an amount approximately equal to the principal amount of the requested Eurodollar loan for a period of time approximately equal to the requested interest period.

      "Reserve Percentage" means the rate (expressed as a decimal) applicable to FNBB under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of FNBB with respect to "eurocurrency liabilities" as that terms is defined under such regulations.

      On the Closing Date, the "Base Rate Margin" and the "Eurodollar Margin" shall be established by reference to the Borrower's Leverage Ratio (as hereinafter defined) as of the Closing Date as set forth below. Commencing with the end of the first fiscal quarter subsequent to the Closing Date, the "Base Rate Margin" and the "Eurodollar Margin" shall be re-established by reference to the Leverage Ratio set forth below. The "Leverage Ratio" shall mean, for any period, the ratio of Borrower's Consolidated Total Debt (as hereinafter defined) for such period to Consolidated EBITDA (as hereinafter defined) for such period.

      If the Leverage Ratio is equal to or greater than 3.75 to 1.0 then the Base Rate Margin shall be one and one-half of one percentage points (1.50%) and the Eurodollar Margin shall be three percentage points (3.00%).

      If the Leverage Ratio is equal to or greater than 3.50 to 1.0 but not greater than 3.74 to 1.0 then the Base Rate Margin shall be one and one-quarter of one percentage points (1.25%) and the Eurodollar Margin shall be two and three-quarters of one percentage points (2.75%).

      If the Leverage Ratio is equal to or greater than 3.00 to 1.0 but not greater than 3.49 to 1.0 then the Base Rate Margin shall be one percentage point (1.00%) and the Eurodollar Margin shall be two and one-half of one percentage points (2.50%).

      If the Leverage Ratio is less than 3.00 to 1.0 then the Base Rate Margin shall be three-quarters of one percentage point (.75%) and the Eurodollar Margin shall be two and one-quarter of one percentage points (2.25%).

      For purposes of the determination of the Base Rate Margin and the Eurodollar Margin, Consolidated EBITDA will be calculated on an annualized basis by reference to the fiscal quarter then ending multiplied by 4.

      Interest applicable to Base Rate Loans shall be due and payable monthly in arrears on the last business day of each month and interest applicable to Eurodollar Loans shall be payable in arrears at the end of the applicable Eurodollar period, but at least quarterly.

      Interest shall be calculated on the basis of a 360-day year and according to the actual number of days elapsed in each accrual period.

      6. GENERAL PROVISIONS APPLICABLE TO CREDIT FACILITIES.

            a. Default Rate. The interest rate may be increased up to two percentage points (2%) above the rate of interest otherwise in effect upon the occurrence of a default or event of default (as defined in the documentation to be delivered pursuant hereto).

            b. Cross Default and Cross Collateralization. The credit facilities contemplated by this commitment shall be cross defaulted and cross collateralized by all security provided therefor.

            c. GAAP. The Borrower's compliance with all financial covenants required by this commitment shall be determined by reference to generally accepted accounting principles, consistently applied ("GAAP"); provided, however, that for purposes of calculating RMR, the Borrower shall be permitted to calculate RMR in accordance with the definition of "Absolute Rate" set forth in Section 4(c) hereof.

            d. Consolidation. Unless otherwise provided in this commitment, all financial covenants, ratios and formulas applicable to the Borrower shall be calculated on a consolidated basis.

            e. Interest Rate Protection. The Borrower shall obtain interest rate protection arrangements satisfactory to the Agent and the Lenders for a minimum of thirty percent (30%) of the Facility within one (1) year of the Closing Date.

      7. SECURITY.

            a. A first lien on all tangible and intangible personal property of Alarmguard and the Subsidiaries, now existing or hereafter acquired and wherever located, including without limitation, accounts receivable, inventory, machinery and equipment, general intangibles and contract rights. Any other liens or encumbrances must be released or subordinated to the liens of the Lenders.

            b. A pledge of all capital stock of the Subsidiaries owned by Alarmguard.

            c. A pledge of a certain promissory note evidencing all indebtedness due to Alarmguard from SSH and all security, if any, therefor.

            d. The unconditional, joint and several, guaranty of SSH and Triton Group, Ltd. ("Triton" and collectively with SSH, the "Guarantors"). The guaranty of SSH shall be secured by a pledge of all capital stock of Alarmguard and any intermediate subsidiary of SSH. The guaranty of any other intermediate subsidiary of Triton or SSH shall also be required. The guaranty of SSH (and any other intermediate subsidiary) shall contain such non-financial operating covenants as the Agent, the Borrower and any such guarantor shall mutually agree.

      8. DOCUMENTATION. The Agent shall require such documentation to evidence and secure the Facility as is deemed necessary by the Agent and its legal counsel in their sole and reasonable discretion, which documentation shall contain terms, conditions, representations, warranties, events of default, affirmative and negative operating covenants and other provisions required by the Agent's internal policies and procedures for similar credits, and be acceptable in form and substance to the Lenders and their legal counsel, in their sole and reasonable discretion.

      9.    COVENANTS.

            a. Permitted Acquisitions. Alarmguard shall be permitted to purchase the properties and assets, capital stock or other interests of any other person as follows ("Permitted Acquisitions"):

                  If the aggregate consideration for such acquisition is less than $2,500,000, Alarmguard can effect such acquisition without the consent of the Agent and the Lenders if (i) the person to be acquired is in the same line of business as Alarmguard and (ii) prior to and after giving effect to the proposed acquisition, no default or event of default shall exist under the Facility. If the aggregate consideration for such acquisition is equal to or greater than $2,500,000, Alarmguard can effect such acquisition upon the satisfaction of the foregoing conditions and its receipt of the prior written consent of the Agent and 66.67% of the commitment percentages of the Lenders.

            b. Direct Marketing Program. Alarmguard shall be permitted to create additional RMR pursuant to an internal marketing program to be called the "Direct Marketing Program;" provided, that all costs and expenses associated with such program are properly identified and segregated for accounting purposes in a manner satisfactory to the Agent. The Creation Multiple (as such term is defined by mutual agreement of the Agent and the Borrower on the Closing Date) shall not exceed 35x cash on cash (defined, for any period, as all direct costs of the Direct Marketing Program during such period net of any installation revenue for such period) for more than three consecutive months. Prior to any advances under the Facility to support the Direct Marketing Program, the Borrower must certify that no default or event of default exists under the Facility.

            c. Debt Service Coverage. The ratio of Consolidated EBITDA (as hereinafter defined) to Consolidated Total Debt Service (as hereinafter defined) shall not be less than 1.20 to 1.0 as of the end of each month. Borrower's compliance with this covenant shall be determined on a rolling twelve (12) month basis by reference to the month then ending. "Consolidated EBITDA" shall mean, for any period, Borrower's consolidated earnings for such period before any provision for (i) interest expense for such period, (ii) income taxes paid or required to be paid during such period and (iii) amounts in respect of depreciation and amortization for such period. "Consolidated Total Debt Service" means, for any period, Borrower's consolidated aggregate obligation to make payments of principal, interest and other amounts in respect of Consolidated Total Debt during such period. "Consolidated Total Debt" means, as of any date as of which the amount thereof shall be determined, all indebtedness of Borrower as of such date but excluding the so-called Steffanato indebtedness.

            d. Interest Coverage Ratio. The ratio of Consolidated EBITDA to Consolidated Total Interest (as hereinafter defined) shall not be less than 2.0 to 1.0 as of the end of each month. Borrower's compliance with this covenant shall be determined on a rolling twelve (12) month basis by reference to the month then ending. "Consolidated Total Interest" shall mean, for any period, the Borrower's aggregate obligation to make payments of interest in respect of Consolidated Total Debt during such period.

            e. RMR Ratio. The ratio of Consolidated Total Debt (adjusted to include the Total Debt of SSH and Triton) to RMR shall not exceed 30 to 1.0. at any time.

            f. Adjusted RMR Ratio. The ratio of Consolidated Senior Debt (as hereinafter defined) to RMR shall not exceed 22.5 to 1.0 at any time. For purposes of this clause (f), "Consolidated Senior Debt" shall mean, as of any date as of which the amount thereof shall be determined, the aggregate outstanding principal amount of the Facility (including any outstanding letters of credit and unpaid reimbursement obligations in respect of letters of credit) as of such date.

            g. Leverage Ratio. The ratio of Consolidated Senior Debt to Consolidated EBITDA shall not exceed 5.0 to 1.0 as of the end of each month (with Consolidated EBITDA for such month being determined by multiplying Consolidated EBITDA for such month and the prior two (2) months by 4). For purposes of this clause (g), "Consolidated Senior Debt" shall mean, as of any date as of which the amount thereof shall be determined, the aggregate outstanding principal amount of the Facility (including any outstanding letters of credit and unpaid reimbursement obligations relating to letters of credit) as of such date.

            h. Adjusted Leverage Ratio. The ratio of Consolidated Senior Debt to Consolidated EBITDA shall not exceed 4.50 to 1.0 as of the end of each month (with Consolidated EBITDA for such month being determined by multiplying Consolidated EBITDA for such month and the prior two (2) months by 4). For purposes of this clause (h), "Consolidated Senior Debt" shall mean, as of any date as of which the amount thereof shall be determined, the aggregate outstanding principal amount of the Facility (including any outstanding letters of credit and unpaid reimbursement obligations in respect of letters of credit) as of such date but excluding any loans or advances under the Facility in respect of the Direct Marketing Program or Permitted Acquisitions extended during the three-month period ending on such date.

            i. Operating Covenants. Usual and customary for transactions and borrowers of a similar ------------------- type and amount, including, but not being limited to, the following: Maximum Capital Expenditures, Restrictions on Dividends, Limitations on Indebtedness and Contingent Liabilities, Limitations on Investments and Acquisitions, Limitations on Asset Sales, Restrictions on Changes in Control, Restrictions on Redemptions of Securities and Restrictions on Mergers and Consolidations. The exact operating covenants shall be determined prior to the closing of the Facility by the mutual agreement of the Agent and the Borrower.

            j. Financial Reporting. The Borrower, the Guarantors and the Subsidiaries, as applicable, will provide the following financial reports as soon as available but no later than dates as may be mutually established by the Borrower, the Agent and the Lenders: annual audited financial statements prepared on a consolidated basis including other financial information as deemed appropriate by the Agent on a consolidating basis, quarterly and monthly management prepared financial statements, periodic RMR, borrowing base and other collateral reports, periodic covenant compliance certificates, annual financial forecasts and all reports provided to the SEC and to shareholders. The form and content of such reports shall be determined by the Borrower and the Agent on a mutual basis prior to the closing of the Facility.

      10.   CONDITIONS PRECEDENT.

            The obligation of the Lenders to extend the Facility is subject to the satisfaction of the following conditions (in addition to those conditions precedent set forth in the Commitment Letter) by the Borrower, the Guarantors or the Subsidiaries in a manner acceptable to the Agent and/or its legal counsel.

            a. Triton shall have received a minimum capital contribution of $14,000,000.00.

            b. The contemplated merger with Triton (the "Merger") shall have been completed on terms and conditions previously disclosed to and approved by the Agent.

            c. The satisfactory completion by the Agent of its customary legal and financial due diligence.

            d. The negotiation, execution and delivery of definitive documentation to evidence and secure the Facility as required by Section 8 hereof in a form acceptable to the Agent and its legal counsel.

            e. The receipt of any and all regulatory approvals, including federal and state securities laws, as to the Merger and the transactions contemplated by this commitment.

            f. The receipt of any and all creditor, lessor and other third party consents and approvals which the Agent and its legal counsel determines are necessary to effectuate the Merger and/or the closing of the Facility.

            g. The absence of any litigation or other proceeding affecting the Borrower, the Guarantors or any Subsidiary which is reasonably likely, in the judgment of the Agent, to impair or prevent the closing of the Facility, the Merger or such parties' ability to perform their obligations in respect thereof.

            h. The delivery to the Agent of any and all statements, reports and filings made with the Securities and Exchange Commission or submitted to its shareholders by the Borrower or any Guarantor in connection with the Merger.

            i. The execution and delivery among the Agent, the Lenders and creditors of the Borrower and/or the Subsidiaries holding indebtedness in excess of $600,000 of intercreditor agreements in a form acceptable to the Agent and its legal counsel.

            j. The delivery to the Agent of the final report by Price, Waterhouse & Co. as to its examination of the Borrower and the Subsidiaries to verify current RMR in a form acceptable to the Agent and the satisfactory review thereof by the Agent.

            k. The satisfactory completion by the Agent of its customary environmental due diligence relative to the Merger.

            l. The satisfaction by the Borrower, the Guarantors or the Subsidiaries of such other conditions as may be required by the Agent and its legal counsel and which are customary for transactions similar to the Facility the delivery of evidence of corporate power and authority, the delivery of appropriate legal opinions by legal counsel to the Borrower, the Subsidiaries and the Guarantors, the valid, binding and legal effect of all documentation required by this commitment, the absence of any violation of Federal, state or local law and the filing and recording of security documents.

      11. GOVERNING LAW. This commitment and the loan documents to be delivered pursuant hereto shall be construed under the laws of the State of Connecticut.

      12. PREJUDGMENT REMEDY WAIVER. The documentation to be delivered pursuant hereto will require that the Borrower, the Guarantors and the Subsidiaries shall waive such rights as may exist under state or federal laws to a hearing prior to the Lenders exercising their rights to attach any property after the occurrence of an event of default.

      13. WAIVER OF TRIAL BY JURY. The documentation to be delivered pursuant hereto will require that the Borrower, the Guarantors and the Subsidiaries shall waive their right to a trial by jury in any suit, action or proceeding in connection with the Facility.